BRF S.A.

Publically Held Company

Brazilian Registry of Legal Entities (CNPJ) 01.838.723/0001-27

Company Register Identification Number (NIRE) 42.300.034.240

CONVENING NOTICE

EXTRAORDINARY AND ANNUAL GENERAL MEETING

The Shareholders of BRF S.A. (“Company”) are invited to meet at the Extraordinary and Annual General Meeting to be held on April 7, 2016, at 11:00AM, at the Company's headquarters, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State of Santa Catarina, in order to discuss the following agenda:

I.            At Extraordinary General Meeting

1.1.        To approve the amendment to Article 5, caput, of the Company's Bylaws, that deals with the capital stock, in order to reflect the new number of shares into which the Company's capital stock is divided, in virtue of the cancellation of shares approved at the Board of Directors' Meeting held on February 25, 2016.

1.2.        To approve the amendment and restatement of the Company's Bylaws, particularly in order to:

(i)            expressly include in the Company's business purpose, the service provision of transportation, logistics and distribution of cargoes and food in general, as its main activity, and the commercialization of commodities in general and the service provision of fuel supply for its own fleet, as supporting activity to the Company's main activity;

(ii)           exclude the mandatory nature of the disclosure for the purchase of shares issued by the Company corresponding to more than one percent (1%) of the share capital;

(iii)          set out the applicable index and the method of calculation of the inflation adjustment levying upon the events of default by the shareholder when paying in the subscribed capital;

(iv)         include express provision on procedures for call of meeting, quorum and recording of shareholders' meeting minutes, as well as the possibility of suspending the exercise of shareholders' rights, as provided for in articles 120, 123, 125, 130 and 135 of the Corporations Act;

(v)          amend rules on the method of election of the Board of Directors' members, meetings and roles of the Board of Directors and Executive Office, replacement of directors and officers in any event of consent or temporary impediment and the method of representation of the Company;

(vi)         include rules on the election of Fiscal Council's members, election of chairman and approval of the Internal Regulation of this entity, exclude the limit of shareholding of Fiscal Council's and Audit Committee's members at entities from other companies and amend certain rules on the composition of the Audit Committee;

(vii)        include the possibility of profit sharing with employees and managers, in compliance with the provision in article 190 of the Corporations Act;

(viii)       include the prescription term for the intent to have dividends not received or claimed, in compliance with the provision in article 287, item II, item "a" of the Corporations Act;

(ix)         amend certain rules relating to the Public Offerto Acquire all shares issued by the Company, in case relevant shareholding is achieved;

(x)          renumber and enhance the wording of certain provisions in the Bylaws.

1.3.        To establish the annual global remuneration of the Management and Fiscal Council's members for the 2016 fiscal year, and re-ratify the annual and global remuneration made in 2015; and

1.4.        To change the mass circulation newspapers in which the Company places its legal publications.

II.          At Annual General Meeting:

2.1.     To examine, discuss and vote the Management Report, Financial Statements and other documents related to the fiscal year ending December 31, 2015, and decide on the allocation of the profits;

2.2.     To ratify the distribution of the remuneration to the shareholders (Interests on Equity and Dividends), as decided by the Board of Directors;

2.3.     To ratify the election of the members of the Board of Directors of the Company, which occurred at meetings held on August 5, 2015 and on March 1, 2016, and also elect a Deputy Chairman of the Board of Directors; and

2.4.     To elect the members of the Fiscal Council of the Company.

As provided for in article 13 of the Company’s Bylaws, the shareholders intending to be represented by any proxy shall submit the respective power of attorney until March 31, 2016, the date that precedes by five (5) business days the date of the Extraordinary and Annual General Meeting, at Rua Hungria, 1.400, 5th floor, Jardim Europa, CEP 01455-000, in the City of São Paulo, State of São Paulo, with the Corporate Governance area.

In order to attend the Extraordinary and Annual General Meeting, the shareholders shall present the following documents: (i) Individual Shareholders: Identification document containing a picture; Statement containing the respective shareholding issued by the financial institution responsible for custody; (ii) Corporate Shareholders - Certified copy of the latest restatement to the bylaws or articles of incorporation and corporate documents granting representation powers (i.e.: minutes of officers' election); Identification documents of the legal representative(s) containing a picture; Statement containing the respective shareholding issued by the financial institution responsible for custody; (iii) Shareholders represented by proxy - In addition to the aforementioned documents, notarized power of attorney, which shall have been granted within less than one (1) year for any proxy that is a shareholder, manager of the company, attorney-at-law or financial institution; Identification document of the proxy containing a picture. The corporate documents shall prove the powers of the legal representative(s) granting the power of attorney on behalf of the legal entity; (iv) Foreign Shareholders: Foreign shareholders shall produce the same documents as the Brazilian shareholders, except that the corporate documents of legal entity and the power of attorney shall be notarized, consularized and translated by a sworn translation; (v) Holders of American Depository Shares – ADSs - The holders of ADSs shall be represented by The Bank of New York Mellon, in the capacity of depository institution, as provided for in the Deposit Agreement entered into with BRF.

Shareholders owning fungible custody shares shall submit, on the date of the Extraordinary and Annual General Meeting and as a condition to access the meeting, a statement issued by the institution responsible for custody, containing the respective shareholding. The Company's management recommends that the said proof shall be issued within two (2) business days prior to the expected date of the said meeting.

The Company's shareholders interested in accessing the information or solving doubts relating to the aforementioned matters shall contact Investor Relations or Corporate Governance areas of the Company, via the telephone numbers +55 (11) 2322-5049/5050/5061/5544 or via e-mail: acoes@brf-br.com.

All documents applicable to this meeting, including the proposal for reform of the Bylaws approved by the Board of Directors and further documents required by the articles 9, 10, 11 and 12 of CVM Instruction No. 481/2009, are available to the shareholders at the website: www.brf-global.com/ri, in item Governança Corporativa (Corporate Governance). In addition to the websites of the Brazilian Securities and Exchange Commission (www.cvm.gob.br) and SEC - Securities and Exchange Commission (www.sec.gov).

São Paulo (SP), March 1, 2016.

Abilio Diniz

Chairman of the Board of Directors